Contact: Kleyton Parkhurst, SVP
ePlus inc.
investors@eplus.com
703-984-8150

ePlus Reports First Quarter Financial Results
Earnings Conference Call Scheduled for August 7, 2013

HERNDON, VA, August 6, 2013 -- ePlus inc. (Nasdaq NGM: PLUS - news), a leading provider of technology solutions, today announced financial results. For the first quarter of fiscal year 2014, which ended June 30, 2013, total revenues increased 6.0% to $259.3 million compared to $244.7 million in the quarter ended June 30, 2012. Net earnings decreased $0.2 million to $7.9 million in the quarter ended June 30, 2013, as compared to $8.1 million in the prior year. Fully diluted earnings per common share decreased to $0.97 per share compared to $1.00 per share in the quarter ended June 30, 2012.

"Our focus on delivering multi-vendor, advanced technology solutions as well as financing solutions helped drive revenue growth of 6% during the quarter," said Phillip G. Norton, Chairman, President and Chief Executive Officer. "Our expertise in today's most in-demand solutions -- including cloud, collaboration, big data, mobility, security and managed services --is continuing to resonate with customers. We believe that our total solution approach to meeting our customers' needs differentiates ePlus from the competition."

Mr. Norton continued, "Over the past year, we have continued to focus on our strategic growth initiatives, aggressively hiring top talent in the industry to build our sales force nationally, as well as engineering staff to meet current customer demand and expected future opportunities in the market. Over the past year, our headcount increased by 83 employees, or 10%, the majority of which are sales and engineering personnel. We have also made investments in our IT and administrative staff to help scale operations, including a planned upgrade to our internal data center infrastructure. As a result of these headcount investments, which are necessary to capture the market segments that we find most attractive, such as managed services and security, SG&A expenses increased at a higher rate than our gross profit."

As of June 30, 2013, the Company had $72.7 million of cash and cash equivalents, as compared to $52.7 million on March 31, 2013. As of June 30, 2013, the Company had total stockholders' equity of $246.2 million and 8.2 million shares outstanding, as compared to $238.2 million and 8.1 million shares, respectively, as of March 31, 2013.

Results of Operations – Three Months Ended June 30, 2013

The Company presents its financial results in two segments, the technology and financing segments. The technology segment sells information technology equipment, software, and related services primarily to corporate customers on a nationwide basis, and also provides Internet-based business-to-business supply chain management solutions for information technology and other operating resources. The financing segment offers lease and other financing solutions to commercial and governmental entities nationwide.

Technology Segment

The results of operations for the technology segment for the three months ended June 30, 2013 and 2012 were as follows (in thousands):

	Three Months Ended June 30,

	2013	2012	Change
Sales of product and services	$247,037	$234,282	$12,755	5.4%
Fee and other income	1,457	2,002	(545)	(27.2%)
Total revenues	248,494	236,284	12,210	5.2%

Cost of sales, product and services	203,330	194,391	8,939	4.6%
Professional and other fees	2,863	2,503	360	14.4%
Salaries and benefits	27,898	24,082	3,816	15.8%
General and administrative expenses	4,814	4,438	376	8.5%
Interest and financing costs	20	31	(11)	(35.5%)
Total costs and expenses	238,925	225,445	13,480	6.0%

Segment earnings	$9,569	$10,839	$(1,270)	(11.7%)

Gross margin, product and services	17.7%	17.0%

Total revenues. Total revenues increased 5.2% to $248.5 million compared to $236.3 million in the quarter ended June 30, 2012. The increase in revenues was due to increases in demand for products and services, particularly from Fortune 100 companies.

Total costs and expenses. Total costs and expenses were $238.9 million compared to $225.4 million in the same quarter last year, an increase of 6.0%. The increase in costs and expenses was partly due to increases in cost of sales, product and services, which was consistent with the increase in sales of products and services.

Gross margin on sales of product and services increased 70 basis points to 17.7% for the quarter ended June 30, 2013 from 17.0% for the same quarter last year, which was primarily due to a larger amount of revenues from the sale of third party software assurance, maintenance and services, which are presented on a net basis.

The increase in costs and expenses was also attributable to increases in salaries and benefits, due to increases in personnel and higher commissions. We had 860 employees as of June 30, 2013, an increase of 83, or 10.7%, from June 30, 2012. Most of the increase relates to sales and engineering personnel, as we continue to invest in sales and support personnel in order to expand our geographical presence and solutions offerings.

Segment earnings. Segment earnings decreased 11.7% to $9.6 million for the quarter.

Financing Segment

The results of operations for the financing segment for the three months ended June 30, 2013 and 2012 were as follows (in thousands):

	Three Months Ended June 30,

	2013	2012	Change
Financing revenue	$10,760	$7,900	$2,860	36.2%
Fee and other income	63	540	(477)	(88.3%)
Total revenues	10,823	8,440	2,383	28.2%

Direct lease costs	3,253	2,243	1,010	45.0%
Professional and other fees	375	610	(235)	(38.5%)
Salaries and benefits	2,784	2,272	512	22.5%
General and administrative expenses	187	217	(30)	(13.8%)
Interest and financing costs	440	374	66	17.6%
Total costs and expenses	7,039	5,716	1,323	23.1%

Segment earnings	$3,784	$2,724	$1,060	38.9%

Total revenues. Total revenues increased 28.2% to $10.8 million compared to $8.4 million in the quarter ended June 30, 2012. The increase in revenues was primarily the result of net gains on sales of financial assets of $4.3 million during the three months ended June 30, 2013 as compared to $1.2 million last year. As of June 30, 2013, we had $138.3 million of investments in notes and leases, compared to $117.4 million at June 30, 2012, an increase of $20.9 million, or 17.8%.

Total costs and expenses. Total costs and expenses were $7.0 million, 23.1% higher than the quarter ended June 30, 2012, which was driven by higher direct lease costs due to increases in depreciation expense for operating leases. The increase in total costs and expenses was also impacted by higher commissions.

Segment earnings. Segment earnings increased to $3.8 million as compared to $2.7 million for the same quarter of the prior year.

Conference Call Information

The Company will host a conference call on Wednesday, August 7, 2013, at 2:00 p.m. Eastern Time to review and discuss the Company's results for the first quarter ended June 30, 2013. The call can be accessed live over the phone by dialing (877) 870-9226, or for international callers, (973) 890-8320. Passcode 16877257. A live webcast will be available via the Company's investor relations Web site at http://www.eplus.com/investors.

A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056, or for international callers, (404) 537-3406. Passcode 16877257. The replay will be available until August 14, 2013, and the webcast will also remain available for replay via the Company's investor relations page of its Web site.

About ePlus inc.

ePlus is a leading integrator of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, managed and professional services, flexible lease financing, proprietary software, and patented business methods and systems. Founded in 1990, ePlus has more than 900 associates serving federal, state, municipal, and commercial customers nationally. The Company is headquartered in Herndon, VA. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlusinc.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Forward-Looking Statements

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements." Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and general slowdown of the U.S. economy such as our current and potential customers' delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to hire and retain sufficient personnel; our ability to realize our investment in leased equipment; our ability to protect our intellectual property; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission including the Company's most recent reports on Form 10-Q and Form 10-K. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30, 2013	As of March 31, 2013
ASSETS	(amounts in thousands)

Cash and cash equivalents	$72,731	$52,720
Short-term investments	-	982
Accounts receivable—net	197,168	192,254
Inventories—net	27,701	14,795
Notes receivable—net	48,826	31,893
Investment in leases and leased equipment—net	89,520	90,710
Property and equipment—net	3,738	2,213
Deferred costs	9,977	10,234
Other assets	11,879	9,107
Goodwill and other intangible assets	32,952	32,964
TOTAL ASSETS	$494,492	$437,872

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable—equipment	$25,410	$5,379
Accounts payable—trade	23,575	31,331
Accounts payable—floor plan	105,645	66,251
Salaries and commissions payable	10,620	12,911
Deferred revenue	18,273	16,970
Accrued expenses and other liabilities	19,618	20,264
Recourse notes payable	1,502	1,484
Non-recourse notes payable	38,884	40,255
Deferred tax liability	4,795	4,795
Total Liabilities	248,322	199,640

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 12,977,213 issued and 8,199,311 outstanding at June 30, 2013 and 12,899,386 issued and 8,149,706 outstanding at March 31, 2013	130	129
Additional paid-in capital	101,517	99,641
Treasury stock, at cost, 4,777,902 and 4,749,680 shares, respectively	(69,001)	(67,306)
Retained earnings	213,208	205,358
Accumulated other comprehensive income—foreign currency translation adjustment	316	410
Total Stockholders' Equity	246,170	238,232
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$494,492	$437,872

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2013	2012
	(amounts in thousands, except shares and per share data)

Sales of product and services	$247,037	$234,282
Financing revenue	10,760	7,900
Fee and other income	1,520	2,542

TOTAL REVENUES	259,317	244,724

COSTS AND EXPENSES

Cost of sales, product and services	203,330	194,391
Direct lease costs	3,253	2,243
	206,583	196,634

Professional and other fees	3,238	3,113
Salaries and benefits	30,682	26,354
General and administrative expenses	5,001	4,655
Interest and financing costs	460	405
	39,381	34,527

TOTAL COSTS AND EXPENSES	245,964	231,161

EARNINGS BEFORE PROVISION FOR INCOME TAXES	13,353	13,563

PROVISION FOR INCOME TAXES	5,503	5,501

NET EARNINGS	$7,850	$8,062

NET EARNINGS PER COMMON SHARE—BASIC	$0.98	$1.01
NET EARNINGS PER COMMON SHARE—DILUTED	$0.97	$1.00

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC	7,913,937	7,720,535
WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED	7,984,681	7,790,811

ePlus inc. AND SUBSIDIARIES
UNAUDITED STATEMENTS OF OPERATIONS BY SEGMENT

	Three Months Ended June 30,
	2013		2012
	Technology	Financing	Technology	Financing
	(amounts in thousands)
Sales of product and services	$247,037	$ -	$234,282	$ -
Financing revenue	-	10,760	-	7,900
Fee and other income	1,457	63	2,002	540
TOTAL REVENUE	248,494	10,823	236,284	8,440

Cost of sales, product and services	203,330	-	194,391	-
Direct lease costs	-	3,253	-	2,243
Professional and other fees	2,863	375	2,503	610
Salaries and benefits	27,898	2,784	24,082	2,272
General and administrative expenses	4,814	187	4,438	217
Interest and financing costs	20	440	31	374
TOTAL COSTS AND EXPENSES	238,925	7,039	225,445	5,716

SEGMENT EARNINGS	$9,569	$3,784	$10,839	$2,724